Exhibit 2


                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of September 9, 1997, by and among SHORE BANK, a federally chartered stock savings bank (the "Bank" or the "Surviving Bank"), SHORE FINANCIAL CORPORATION, a Virginia corporation (the "Holding Company"), and SB INTERIM FEDERAL SAVINGS BANK, a to be formed interim federal stock savings bank (the "Interim Bank"). The Holding Company, the Bank and the Interim Bank are collectively referred to herein as the "Constituent Corporations".

                                   WITNESSETH:

         The parties hereto desire to enter into an Agreement and Plan of Reorganization whereby the corporate structure of the Bank will be reorganized into the holding company form of ownership. The result of such reorganization will be that, immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock , $0.33 par value per share, of the Bank ("Bank Common Stock") will be held by the Holding Company, and the holders of the issued and outstanding shares of Bank Common Stock will become the holders of the issued and outstanding shares of the common stock, $0.33 par value per share, of the Holding Company ("Holding Company Common Stock").

         The reorganization of the Bank will be accomplished by the following steps: (1) the formation by the Bank of a wholly owned subsidiary, the Holding Company, for the purpose of initially becoming the sole stockholder of a newly formed interim federal stock savings bank, and subsequently becoming the sole stockholder of the Bank; (2) the formation of an interim federal stock savings bank, the Interim Bank, which will be wholly owned by the Holding Company; and
(3) the merger of the Interim Bank into the Bank, with the Bank as the surviving corporation. Pursuant to such merger: (i) all of the issued and outstanding shares of Bank Common Stock will automatically be converted by operation of law on a one-for-one basis into issued and outstanding shares of Holding Company Common Stock; and (ii) all of the issued and outstanding shares of common stock of the Interim Bank will automatically converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Bank Common Stock, which will be all of the issued and outstanding capital stock of the Bank.

         NOW THEREFORE, in consideration of the mutual agreements set forth herein, the Constituent Corporations agree as follows:

                                    Article I
                         The Merger and Related Matters

         1.1 The Merger.. On the Effective Date, the Interim Bank will be merged with and into the Bank (the "Merger"), and the separate existence of the Interim Bank shall cease, and all the property, rights, powers and franchises then owed by the Interim Bank , or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer or further action, vest in the Bank. The Bank shall be deemed to be a continuation of the Interim Bank, and the Bank shall succeed to the rights and obligations of the Interim Bank.

         1.2 Continued Existence of the Bank. Following the Merger, the existence of the Bank shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the laws of the United States with a Federal Stock Charter and the Bylaws in the form approved by the Office of Thrift Supervision (the "OTS"). The Federal Stock Charter and Bylaws of the Bank, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

         1.3 Continued Business of the Bank; Offices. Following the Effective Date, and subject to the actions of the Board of Directors of the Bank, the business presently conducted by the Bank will continue to be conducted by it, as a wholly-owned subsidiary of the Holding Company, and the present directors and officers of the Bank will continue in their present positions. The locations of the Main Office and branch offices of the Bank immediately prior to the Effective Date shall continue to be the locations of the Main Office and branch offices, respectively, of the Bank from and after the Effective Date.

         1.4 Directors. A list of the directors of the Bank, their respective residence addresses, and terms of office is attached hereto as Schedule A and is incorporated herein by reference. The number of directors following the Merger will be eight.

         1.5 Savings Accounts. The issuance of savings accounts and other instruments and obligations by the Bank shall not be affected by the Merger.

                                   Article II
                               Conversion of Stock

         2.1 Conversion of Stock. The terms and conditions of the Merger and the manner and basis of converting the respective shares of common stock of the parties to this Agreement shall be as follows:

         (a) Holding Company Common Stock. On the Effective Date, any shares of Holding Company Common Stock held by the Bank immediately prior to the Effective Date shall be canceled and shall no longer be deemed outstanding for any purpose.

         (b) Bank Common Stock. On the Effective Date, each share of Bank Common Stock issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of Holding Company Common Stock.

         (c) Interim Bank Common Stock. Each share of common stock of the Interim Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and shall become one share of Bank Common Stock and shall not be further converted into shares of Holding Company Common Stock, so that from and after the Effective Date, all of the issued and outstanding shares of Bank Common Stock shall be held by the Holding Company.

         (d) Exchange of Bank Common Stock Certificates. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of Bank Common Stock shall, upon surrender of the such certificate(s) to the designated agent of the Bank, be entitled to receive, in exchange therefor, a certificate or certificates representing the number of whole shares of Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Article II. Until so surrendered, each such outstanding certificate that, prior to the Effective Date, represented shares of Bank Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of whole shares of Holding Company Common Stock into which such shares of Bank Common Stock shall have been so converted. Former holders of shares of Bank Common Stock will not be required to exchange their Bank Common Stock certificates for new certificates evidencing the same number of shares of Holding Company Common Stock. If in the future the Holding Company decides to effect an exchange of stock certificates, instructions for such exchange will be sent to all holders of record of Holding Company Common Stock.

         (e) Sole Rights, Etc. On the Effective Date, the holders of certificates formerly representing Bank Common Stock outstanding on the Effective Date shall cease to have any rights with respect to the stock of the Bank, and their sole rights shall be with respect to the Holding Company Common Stock into which their shares of Bank Common Stock shall have been converted by the Merger.

         2.2 Continued Effectiveness of Stock Option Plan. On the Effective Date, the Shore Bank 1992 Stock Option Plan (the "Option Plan") shall automatically, by operation of law, be continued as and become the stock option plan of the Holding Company. On the Effective Date, each unexercised option to purchase shares of Bank Common Stock under the Option Plan outstanding at that time will be automatically converted into an unexercised option, with identical price, terms and conditions, to purchase an identical number of shares of Holding Company Common Stock. The Holding Company shall assume all of the Bank's obligations with respect to the Option Plan. By approving this Agreement, stockholders of the Bank will be approving the adoption by the Holding Company of the Option Plan as the stock option plan of the Holding Company.

                                   Article III
                      Conditions to the Merger; Termination

         3.1 Conditions to the Merger. The obligations of the Bank, the Holding Company and the Interim Bank to effect the Merger shall be subject to satisfaction of the following conditions:

         (a) Stockholder Approvals. To the extent required by applicable law, the holders of a majority of the outstanding shares of Bank Common Stock shall have approved the Agreement; the Bank, as the sole stockholder of the Holding Company, shall have approved this Agreement; and the Holding Company, as the sole stockholder of the Interim Bank, shall have approved this Agreement. None of such approvals shall have been revoked at or prior to the Effective Date.

         (b) Securities Registration. The shares of Holding Company Common Stock to be issued to the holders of Bank Common Stock pursuant to the Merger shall have been duly registered pursuant to Section 5 of the Securities Act of 1933, as amended, and the Holding Company shall have complied with all applicable state securities or "blue sky" laws relating to the issuance of Holding Company Common Stock.

         (c) Approvals, Consents. Any and all approvals from the OTS, the Securities and Exchange Commission and any other governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

         (d) Tax Status. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its special legal counsel, LeClair Ryan, A Professional Corporation, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the holders of Bank Common Stock upon the exchange of Bank Common Stock held by them solely for Holding Company Common Stock.

         3.2 Termination. This Agreement may be terminated at any time prior to the Effective Date at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

         3.3 No Further Obligation. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any of the parties hereto or their respective directors, officers, employees, agents or stockholders.

         3.4 Costs and Expenses. The Bank shall pay all costs and expenses incurred by it, the Holding Company and the Interim Bank in connection with this Agreement and the transactions contemplated hereunder.

                                   Article IV
                          Effective Date of the Merger

         Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed Articles of Combination, and such certificates or further documents as shall be required by the OTS, with the Secretary of the OTS and shall cause to be filed with such other federal or state regulatory agencies all such certificates and other documents as may be required in the opinion of special counsel to the Bank and the Holding Company. Upon approval by the OTS and endorsement of such Articles of Combination by the Secretary of the OTS, the Merger and other transactions contemplated by this Agreement shall become effective. The "Effective Date" for all purposes hereunder shall be the date of such endorsement by the Secretary of the OTS.

                                    Article V
                                  Miscellaneous

         5.1 Waiver. Any of the terms or conditions of this Agreement that may legally be waived may be waived at any time by any party which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

         5.2 Amendment. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to the Bank, the Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling , or that in the opinion of special counsel to the Bank such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of the Bank by an instrument in writing, provided that the effect of such amendment would not be materially adverse to the Bank, the Holding Company or their stockholders.

         5.3 Execution by the Interim Bank. The Bank and the Holding Company acknowledge that, as of the date hereof, the charter of the Interim Bank has not been issued by the OTS. Accordingly, the Interim Bank does not have the legal capacity to execute this Agreement. The Holding Company, as the organizer and sole stockholder of the Interim Bank, agrees to cause the Interim Bank to execute this Agreement promptly following the corporate organization of the Interim Bank. The Bank and the Holding Company agree to be bound by this Agreement prior to and following such execution by the Interim Bank.

         5.4 Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, but such counterparts together shall constitute but one and the same instrument.

         5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except insofar as the federal law of the United States is deemed to apply.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.

                                      SHORE BANK


                                      By: /s/ Scott C. Harvard
                                         ------------------------------
                                               Scott C. Harvard
                                               President


                                      SHORE FINANCIAL CORPORATION


                                      By: /s/ Henry P. Custis, Jr    .
                                         ------------------------------
                                               Henry P. Custis, Jr.
                                               Chairman of the Board


                                      SB INTERIM FEDERAL SAVINGS BANK


                                      By: /s/ Scott C. Harvard
                                         ------------------------------
                                               Scott C. Harvard
                                               President

                                   SCHEDULE A

                             DIRECTORS OF SHORE BANK


                                                                  Term
Name                       Addresses                            to Expire
----                       ---------                            ---------

Richard F. Hall, III       RFD Mt. Custis                         2000
                           Accomac, Virginia 23301

Scott C. Harvard           P. O. Box 322                          2000
                           Puncoteague, Virginia 23422

Terrell E. Boothe          4153 Main Street                       1998
                           Chincoteague, Virginia 23336

D. Page Elmore             3692 Devonshire Drive                  1998
                           Salisbury, Maryland 21804

A. Jackson Mason           23318 Back Street                      1998
                           Accomac, Virginia 23301

Henry P. Custis, Jr.       24291 Meadville Drive                  1999
                           Onacock, Virginia 23417

Lloyd J. Kellam, Jr.       15320 King Street                      1999
                           Belle Haven, Virginia 23306

L. Dixon Leatherbury       P. O. Box 187                          1999
                           Machipongo, Virginia 23405